N-SAR Responses for Credit Suisse Institutional High Yield Fund, Inc. SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders


A special meeting of shareholders of Credit Suisse Institutional High Yield Fund, Inc. was held on April 11, 2003. The results of the votes tabulated at the special meeting are reported below.

To elect eight Directors to the Board of Directors:

Name of Director	For			Withheld

Richard H. Francis	6,755,244 shares	6,894 shares
Jack W. Fritz		6,755,244 shares	6,894 shares
Joseph D. Gallagher	6,740,564 shares	21,574 shares
Jeffery E. Garten	6,754,920 shares	7,218 shares
Peter F. Krogh		6,755,500 shares	6,638 shares
James S. Pasman, Jr.	6,755,133 shares	7,005 shares
William W. Priest	6,733,401 shares	28,737 shares
Steven N. Rappaport	6,753,394 shares	8,744 shares

To approve a new Investment Advisory Agreement with Credit Suisse
Asset Management LLC ("CSAM"):

For 		6,739,691 shares
Against 	14,789 shares
Abstain 	7,657 shares

To approve the retention or payment of fees paid or payable to CSAM:
For 		6,688,716 shares
Against 	64,892 shares
Abstain 	8,529 shares

To modify the fundamental investment restriction on borrowing money:
For 		6,029,198 shares
Against 	31,200 shares
Abstain 	17,523 shares

To modify the fundamental investment restriction on lending:
For 		6,030,426 shares
Against 	29,972 shares
Abstain 	17,523 shares

To modify the fundamental investment restriction on real estate investments:
For 		6,045,446 shares
Against 	25,485 shares
Abstain 	6,990 shares

To eliminate the fundamental investment restriction on pledging assets:
For 		6,047,182 shares
Against 	23,527 shares
Abstain 	7,212 shares

To change the Fund's investment objective from fundamental to non-fundamental:
For  		5,286,829 shares
Against		778,404 shares
Abstain 	12,689 shares

To amend the charter to allow involuntary redemptions:
For 		5,315,605 shares
Against 	749,240 shares
Abstain 	13,076 shares